                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of March 27, 2002 by and among James E. Frick, Inc. d/b/a The Frick Company, a Missouri corporation (the "Company"), and TALX Corporation, a Missouri corporation ("TALX"), and Stephen E. Hoffmann, an individual ("Executive").

                                    RECITALS

         A. Immediately prior to the execution of this Agreement, TALX acquired all of the issued and outstanding common stock of Company (the "Transaction"), and the execution of this Agreement is a condition precedent and material inducement for Company to enter into the Transaction;

         B. Executive has been serving as Executive Vice President of Company prior to the closing of the Transaction; and

         C. Company desires to retain the benefit of the services of Executive upon the closing of the Transaction, and Executive is willing to render such services to Company on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants hereinafter, the parties hereto agree as follows:

                  1. Employment. At all times during the Employment Period (as hereinafter defined), Company shall employ Executive as a senior executive. In such capacity, Executive shall devote his full time and professional efforts to such position, shall be assigned and undertake only such duties and tasks as are appropriate for a senior executive, including sales management or general operational management responsibilities, subject to the overall supervision of the Board of Directors of the Company.

                  2. Employment Period. The term of the Executive's employment under this Agreement shall commence on the date indicated above (the "Commencement Date") and shall expire, subject to earlier termination of employment as hereinafter provided, three years after the Commencement Date (the "Employment Period").

                  3. Compensation. Except as otherwise provided for herein, throughout the Employment Period the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him throughout the Employment Period under this Agreement:

                  (a) Annual Compensation.

                           (i) Base Salary: $200,000.00 per year ("Base Amount"), to be reviewed annually for increases by the Management Compensation

                                    Committee of the Board of Directors of TALX
                                    ("Compensation Committee"); the Base Amount may not be reduced.

                           (ii)     Annual Incentive Compensation Program:
                                    Executive will participate in an annual
                                    incentive compensation program, with
                                    potential for Executive to earn between
                                    $100,000 and $200,000, the terms and
                                    conditions of which will be reviewed by the Compensation Committee and, upon the recommendation of such Compensation Committee, will be submitted to, and approved by, the Board of Directors of TALX.

                  (b) Benefits. Executive shall be entitled to participate in all benefit plans and other applicable programs, practices and arrangements maintained by the Company for its employees generally, to the extent that such plans, programs, practices and arrangements do not conflict with the terms of this Agreement. Each year, Executive shall be entitled to five (5) weeks of paid vacation, two (2) paid personal days and one (1) paid personal day during the month of December.

                  4. Excise Tax Payments.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the "Code"), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that the Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by the Executive in bad faith.

                  (b) An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if not agreed to within three days after the date of termination or expiration of this Agreement (the "Date of Termination"), a national independent accounting firm selected by the Executive (the "Accounting Firm"), as to whether a Gross-Up Payment is required pursuant to this Section 4 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the Date of Termination, but in no event more than fifteen (15) days thereafter. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the

Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonably acceptable both to the Company and the Executive within thirty (30) days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 4(b) shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of
Section 4(c).

                  (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his or her tax liability imposed as a result of a Payment or, in the case of an Underpayment, the Executive receives notice from a competent governmental authority that his or her tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive and the Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, without interest.

                  (d) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the

Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

                  5. Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder in accordance with the Company's policies and procedures then in effect.

                  6. Conditions of Employment. Throughout the Employment Period,
(a) the Company shall not require or assign duties to Executive which would require him to have the location of his principal business office or his principal place of residence other than the County of St. Louis, Missouri, and
(b) the Company shall not require or assign duties to Executive which would require him to spend more than ninety (90) consecutive days away from his office during, any consecutive twelve-month period. Company shall also permit Executive to return to the County of St. Louis for weekends and holidays, at Company's expense.

                  7. Termination.


                  (a) This Agreement and the Employment Period shall terminate upon the following circumstances:

                           (i) At any time at the election of Company for Cause. "Cause" for this purpose shall mean
                                    (1) Executive commits a material breach of this Agreement which has not been cured within 10 days of written notice from the Company that such material breach has occurred; (2) Executive commits a crime against moral turpitude, including, without limitation, committing an act of fraud, dishonesty, disclosure of confidential information or the commission of a felony, or direct and deliberate acts constituting a breach of fiduciary duty to Company; (3) Executive willfully violates the provisions of this Agreement, including, without limitation, willfully or continuously refusing to perform the duties reasonably assigned to him by the Board of Directors of the Company which are consistent with the provisions of this Agreement; or (4) Executive willfully engages in conduct that damages the Company's business or reputation or materially injures the Company.

                           (ii) At any time at the election of Executive for Good Reason. "Good Reason" for this purpose shall mean (1) a material breach of this Agreement by the Company which has not been cured within 10 days of written notice from Executive that such material breach has occurred; (2) the reduction of salary, benefits or other perquisites provided to Executive under this Agreement; or (3) failure by the

                                    Company to obtain a successor's commitment to perform the Company's obligations under this Agreement.

                           (iii) Executive's death or his being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period ("Disability").

                  (b) In the event the Company or Executive intend to terminate this Agreement for Cause or Good Reason, respectively, such termination may only be accomplished upon compliance with the following procedures:

                           (i)      The party seeking to terminate this
                                    Agreement (the "Notifying Party") shall
                                    provide the other (the "Defaulting Party") with written notice of its or his belief that Cause or Good Reason, as the case may be, exists. The parties shall for a period of 30 days from the date of such notice attempt to resolve to their mutual satisfaction whether or not Cause or Good Reason exists, and, if so, the rights and obligations of the parties.

                           (ii) In the event the parties are unable to reach a mutually acceptable resolution during such 30-day period, the Notifying Party shall afford the Defaulting Party an additional 10 days or such longer period as the Notifying Party in its or his sole discretion may determine to cure the alleged breach.

                           (iii) In the event the Defaulting Party does not cure the breach during the 10-day period, the Notifying Party shall be required to institute an arbitration proceeding to determine whether Cause or Good Reason existed (or exists) and has not been cured in accordance with Section 18 herein.

                           (iv) This Agreement shall be terminated as of the date when the Notifying Party institutes an arbitration proceeding in accordance with subsection (iii) preceding; provided, however, that in the event Good Reason exists as a result of the application of
                                    Section 7(a)(ii)(4), no further employment services will be required or expected of Executive and Executive and Company will coordinate the timing and press releases, if any, of his departure. The sole decision of the arbitrator in such proceeding shall be to determine whether Cause (if initiated by Company) or Good Reason (if initiated by Executive) exists. Thereafter, the obligations of the parties to each other shall be determined by applying the decision of the arbitrator(s) in accordance with Exhibit A hereto.

                           (v) In the event the Company does not prevail in any such proceeding initiated by it for Cause, Executive's termination shall be deemed to have occurred for Good Reason. In the event Executive does not prevail in any such proceeding initiated by him for Good Reason, Executive shall be considered as having voluntarily terminated employment other than for Good Reason, and his rights under this Agreement shall be determined as if he had been terminated by Company for Cause.

                  (c) Upon expiration or termination of this Agreement under
Section 7 herein, Executive shall be entitled to receive compensation and other benefits provided for herein in accordance with Exhibit A hereto. The parties agree that, in the event of termination by Executive for Good Reason under
Section 7, such payments and benefits shall be deemed to constitute liquidated damages for the breach of this Agreement by Company.

                  8. Change of Control.

                  (a) If (i) Executive terminates his employment for Good Reason during the period commencing with the date of a Change of Control (as hereinafter defined) and ending twelve months following the Change of Control (the "Change of Control Period"), (ii) the Company terminates Executive's employment without Cause during the Change of Control Period, or (iii) Company terminates Executive's employment without Cause within six months prior to a Change of Control and Executive can reasonably demonstrate that such termination was in connection with or in anticipation of a Change of Control, the Executive shall be entitled to receive compensation and other benefits ("Change of Control Payments") described on Exhibit A under the column heading "Related to Change of Control" and such Change of Control Payments shall be in lieu of any other payments described in Section 7 herein. Notwithstanding anything to the contrary contained herein, (y) nothing in this Agreement shall relieve Employer of its obligation of providing Employee with all retirement and deferred compensation benefits in accordance with the terms of all retirement and deferred compensation plans in which Employee participates and (z) in the event that Executive terminates his employment in accordance with subsection (i) above, he shall receive the payment described under the "Good Reason" column of Exhibit A in lieu of the payment described under the "Change of Control" column of Exhibit A.

                  (b) The term "Change of Control" shall mean a change of control of TALX of a nature that would be required to be reported in response to
Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), or any comparable successor provisions. Without limiting the foregoing, a "Change of Control" also means for purposes of this Agreement, regardless of its meaning under the provisions of the Exchange Act:

                           (i) The purchase or other acquisition (other than from TALX) by any person, entity or group of persons, within the meaning of
                                    Section 13(d) or 14(d) of the Exchange Act
                                    (excluding, for this purpose, TALX or its subsidiaries or any employee benefit plan of TALX or its subsidiaries), of beneficial ownership, (within the meaning of

                                    Rule 13d-3 promulgated under the Exchange
                                    Act) of 25% or more of either the then
                                    outstanding shares of common stock or the combined voting power of TALX's then outstanding voting securities entitled to vote in the election of directors; or

                           (ii) Individuals who, as of the date hereof, constitute the Board of Directors of TALX (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of TALX, provided that any person (other than a person whose election or nomination or whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of TALX, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) who becomes a director subsequent to the date hereof whose election, or nomination for election by TALX's shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (iii) Approval by the shareholders of TALX of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of TALX immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities or a liquidation or dissolution of TALX or of the sale of all or substantially all of the assets of TALX.

                  9. Non-Competition Agreement. Executive acknowledges and agrees that he is subject to the Confidentiality and Non-Compete Agreement, the terms of which are hereby incorporated by reference.

                  10. Confidential Information.

                  (a) Without the express written consent of the Company, Executive agrees, during the term of this Agreement and thereafter (including after the termination of this Agreement for any reason) to keep secret and confidential, and not to use or disclose to any third parties, any of the Company's, TALX's and/or their clients/customers' proprietary trade secret information or other confidential information acquired by or disclosed to the Executive prior to, during the course of, or in connection with, this Agreement.

                  (b) The Company, TALX and their clients/customers consider and treat as confidential, proprietary and trade secret, among other things, their respective marketing data, plans and strategies, internal financial information, customer lists, costs, margins, pricing and policies, component sourcing and supply information, planning methods, systems, processes, computer software (whether in object code, source code, applications, machine readable form, printouts, or human readable form), computer programs and documentation, computer hardware designs and configurations, systems, research and development plans and activities, ideas, drawings, photographs, models, prototypes, developments, constructions, computer firmware, videotapes (including, but not limited to, original, work and/or finished master tapes), manufacturing methods and techniques, quality control procedures and methods, investigations, engineering, test methods and data, technical data, security methods and procedures, designs, plans and specifications, and actual and potential applications thereof, business acquisition and expansion plans, product applications, information provided to the Company or TALX in confidence by its clients and third parties, and the like (collectively the "Confidential Information"), and Executive agrees to treat any and all such information as secret, confidential and proprietary to the Company, TALX and/or, as applicable, its customers/clients. Executive understands that confidential information may or may not be labeled as "confidential" and will treat all information as confidential whether or not labeled as such. Confidential information shall not include information which (i) was already available to the general public at the time of receipt by Executive, (ii) subsequently becomes known to the general public through no fault or admission of Executive, (iii) is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (iv) is required to be disclosed by law or by any court or authority.

                  (c) Executive acknowledges that any and all notes, records, sketches, computer diskettes, programs, and other documents or things obtained by or provided to Executive, or otherwise made, produced, generated or compiled during the course of Executive's employment by the Company, which contain any of the Confidential Information, regardless of the type of medium in which it is preserved, are and shall remain the sole and exclusive property of the Company and TALX and shall be surrendered by Executive to the Company upon the termination of this Agreement and/or upon the request or demand of the Company.

                  11. Effect of Breach of Sections 9 or 10. So long as any stock options held by the Executive shall not have been exercised or shall not be vested, the exercise of such stock options shall each be subject to Executive's full compliance with the terms and conditions of Section 9 (which shall continue to apply for this purpose) and Section 10 herein; provided, however, that any such breach will not have any effect on stock options exercised prior to the date of such breach. Notwithstanding any other provision is this Agreement, Executive further agrees that a breach of Sections 9 or 10 cannot adequately be compensated by money damages and, therefore, Company and/or TALX shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of either such provision, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. The purpose of this Section 11 is to, in certain circumstances, limit the rights the Executive has with respect to his stock options and nothing herein shall be construed to expand or create any rights with respect to such Executive's stock options.

                  12. Legal Expenses. The Company shall pay to Executive all out-of-pocket expenses, including reasonable attorneys' fees, incurred by Executive in connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the Company or by another party; provided, however, the Company shall not be obligated to pay to Executive out-of-pocket expenses, including attorneys' fees, incurred by Executive in any claim or legal action or proceeding involving Sections 7, 8, 9, 10 or 11 of this Agreement if Company prevails in such litigation or arbitration.

                  13. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

                  14. Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective five (5) days after the date of mailing, addressed as follows:

                  to Company        TALX Corporation
                     or TALX:       1850 Borman Court
                                    St. Louis, Missouri 63146
                                    Attention: William W. Canfield

                to Executive:       Stephen E. Hoffmann

                                    ----------------------------

                                    ----------------------------

or such other person or address as designated in writing to Executive at his last known residence address or to such other addresses as designated by him in writing to Company.

                  15. Successors. This Agreement may not be assigned by the Company (other than by merger or operation of law) without the express written consent of Executive, except that the Company shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by TALX or by the affiliates of TALX. The obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company or the principal business of Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

                  16. Waiver, Modification and Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

                  17. Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is over broad, that provision shall not be void but rather shall be limited to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section 17 is reasonable in view of the parties' respective interests.

                  18. Arbitration

                  (a) Scope; Initiation. Except as set forth in Section 11, to the extent permitted by law, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including disputes over arbitrability and disputes in connection with claims by third persons ("Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 18. Either party to this Agreement (each a "Party" and together the "Parties") may commence proceedings hereunder by delivery of written notice providing a reasonable description of the Dispute to the other, including a reference to this Section 18 (the "Dispute Notice").

                  (b) Negotiations Between Parties. The Parties shall first attempt in good faith to resolve promptly any Dispute by good faith negotiations. Not later than three (3) business days after delivery of the Dispute Notice, the Company shall appoint an executive to meet with the Executive or his or her representative at a reasonably acceptable time and place, and thereafter as such representatives deem reasonably necessary. The Parties shall exchange relevant non-privileged information and endeavor to resolve the Dispute. Prior to any such meeting, each Party or representative shall advise the other as to any other individuals who will attend such meeting. All negotiations pursuant to this Section 18(b) shall be confidential and shall be treated as compromise negotiations for purposes of Rule 408 of the Federal Rules of Evidence and similarly under other federal and state rules of evidence.

                  (c) Binding Arbitration. The Parties hereby agree to submit all Disputes to arbitration under the following provisions, which arbitration shall be final and binding upon the Parties, their successors and assigns, and that the following provisions constitute a binding arbitration clause under applicable law.

                           (i) Either Party may initiate arbitration of a Dispute by delivery of a demand therefor (the "Arbitration Demand") to the other Party not sooner than five (5) business days after the date of delivery of the Dispute Notice but at any time thereafter.

                           (ii) The arbitration shall be conducted in the County of St. Louis, Missouri, by three arbitrators (acting by majority vote, the "Panel") selected by agreement of the Parties not later than 10 days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator becomes unable to serve, his successor(s) shall be similarly selected or appointed.

                           (iii) The arbitration shall be conducted pursuant to the Federal Arbitration Act and the Missouri Uniform Arbitration Act, such procedures as the Parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (w) each party shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (x) the nature and extent of such discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective;
                                    (y) the Panel may issue orders to protect the confidentiality of information, to be disclosed in discovery; and (z) the Panel's discovery rulings may be enforced in any court of competent jurisdiction.

                           (iv) All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either Party may at its expense make a stenographic record thereof.

                           (v) The Panel shall complete all hearings not later than twenty (20) days after selection or appointment, and shall make a final award not later than ten (10) days thereafter. These periods may be extended upon application of a party, and for good cause shown, to afford the parties adequate time to prepare for a hearing. The award shall be in writing and shall specify the factual and legal bases for the award. Notwithstanding anything contained in Section 8, in circumstances where a Dispute has been asserted by the Executive or defended against by the Executive on grounds that the Panel deems manifestly unreasonable (whether related to a claim of Good Reason or otherwise), the Panel may assess all or part of the costs and expenses of the arbitration, including the Panel's fees and expenses and fees and expenses of experts and legal counsel ("Arbitration Costs"), against the Executive and may include in the award the Executive's and the Company's attorney's fees and expenses in connection with any and all proceedings under this
                                    Section 18. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages to either party.

                  (d) Confidentiality - Notice. Each Party shall notify the other promptly, and in any event prior to disclosure to any third person, if it receives any request for access to confidential information or proceedings hereunder.

                  (e) Injunctions. However, notwithstanding anything else in this Section 18, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of this Agreement, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond. The expense of such arbitration shall be borne by the Company.

                  19. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

                  20. Entire Agreement. This Agreement (together with the Exhibit hereto) and the Confidentiality and Noncompete Agreement constitute the entire agreement between the parties, supersedes in all respects any prior agreement between Company and Executive and may not be changed except by a writing duly executed and delivered by Company and Executive in the same manner as this Agreement; provided however, that the terms of any securities of the Company (or any options, warrants or other securities convertible into, or exchangeable or exercisable for, securities of the Company), which are held by the Executive shall be governed by the agreements entered into upon issuance of such securities (or such options, warrants or other securities convertible into, or exchangeable or exercisable for, securities of the Company); and provided further that Executive may have signed agreements concerning competition and confidentiality with James E. Frick, Inc. or The Frick Company, which are not terminated and survive this Agreement.

                  21. Counterparts. Company, TALX and Executive may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  22. Guarantee. TALX hereby guarantees the Company's obligations hereunder, and to the extent that the Company does not perform such obligations for any reason, TALX agrees that it shall perform such obligations.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                           JAMES E. FRICK, INC. D/B/A
                                           THE FRICK COMPANY


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           TALX CORPORATION


                                           By:
                                              ----------------------------------
                                              William W. Canfield, President


                                           -------------------------------------
                                           Stephen E. Hoffmann ("Executive")

                                    Exhibit A

                         EFFECT OF AGREEMENT TERMINATION

                             REASON FOR TERMINATION

=======================    ============================    ======================================    ========================
TYPE OF                    NORMAL EXPIRATION DATE OF       BY EXECUTIVE FOR                          BY EMPLOYER FOR "CAUSE"
COMPENSATION               AGREEMENT                       "GOOD REASON"
/ BENEFIT
-----------------------    ----------------------------    --------------------------------------    ------------------------
Base Salary                Payable through end of          Receives Base Amount until the third      Payable through date
                           Employment Period (as           anniversary of this Agreement.            of early termination.
                           defined in Agreement).

-----------------------    ----------------------------    --------------------------------------    ------------------------
Annual Incentive           Payable through Employment      Receives targeted incentive               Amount determined by
Compensation Program       Period; amount recommended      compensation (based on estimated          Compensation Committee
                           by Compensation Committee       targeted incentive compensation for       in its sole
                           based on Company's and          year of termination) for a six month      discretion; would
                           Executive's performance.        period commencing on the Executive's      likely be zero.
                                                           early termination date (the
                                                           "Continuation Period"), payable over
                                                           the Continuation Period.
-----------------------    ----------------------------    --------------------------------------    ------------------------
Other Employee             Continue through end of         Continue through end of Continuation      Continue through date
Benefits (excluding        Employment Period, subject      Period, subject to legal and              of early termination,
any benefits related       to legal and contractual        contractual rights in plans to            subject to legal and
to securities of the       rights in plans to convert      convert or extend coverages.              contractual rights in
Company or options,        or extend coverages.                                                      plans to convert or
warrants or other                                                                                    extend coverages.
securities
convertible into or
exercisable or
exchangeable for
securities of the
Company)
=======================    ============================    ======================================    ========================


=======================    =====================================    ============================
TYPE OF                    RELATED TO                               DEATH OR DISABILITY
COMPENSATION               CHANGE OF CONTROL                        (AS DEFINED IN AGREEMENT)
/ BENEFIT
-----------------------    -------------------------------------    ----------------------------
Base Salary                Receives 100% of the Base Amount in      Payable through end of
                           effect immediately prior to the          month in which death or
                           Change of Control, payable in one        disability occurs.
                           lump sum cash payment.
-----------------------    -------------------------------------    ----------------------------
Annual Incentive           Receives 100% of the targeted            Amount earned (recommended
Compensation Program       incentive compensation for the           by the Compensation
                           Continuation Period (based on            Committee based on the
                           estimated targeted incentive             Company's and Executive's
                           compensation for year of                 performance for the year
                           termination), payable in one lump        in which death or
                           sum cash payment.                        disability occurs) will be
                                                                    prorated.
-----------------------    -------------------------------------    ----------------------------
Other Employee             Continue through end of the              Continue through end of
Benefits (excluding        Continuation Period, subject to          month in which death or
any benefits related       legal and contractual rights in          disability occurs, subject
to securities of the       plans to convert or extend               to legal and contractual
Company or options,        coverages; provided, further, if         rights to convert or
warrants or other          extension of insurance coverage is       extend coverages.
securities                 not permitted, the Company shall
convertible into or        pay the premiums for a new similar
exercisable or             insurance plan which would allow
exchangeable for           similar coverage of the Executive
securities of the          through the Continuation Period.
Company)                   Additionally, Executive entitled to
                           reimbursement of reasonable
                           out-of-pocket expenses related to
                           outplacement services.
=======================    =====================================    ============================